[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.
Exhibit 10.1

FIFTH AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This FIFTH AMENDMENT TO THE COLLABORATION AND LICENSE AGREEMENT (the “Fifth Amendment”) is entered into as of August 24, 2023 (the “Fifth Amendment Effective Date”) by and between Exelixis, Inc., a Delaware company having an address at 1851 Harbor Bay Parkway, Alameda, CA 94502, USA (“Exelixis”) and Ipsen Pharma SAS, a French corporation having an address at 65 Quai Georges Gorse, 92100 Boulogne-Billancourt, France (“Licensee”). Exelixis and Licensee may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Exelixis and Licensee are parties to that certain Collaboration and License Agreement dated February 29, 2016, as subsequently amended by the First Amendment, dated effective December 20, 2016, Second Amendment dated effective September 14, 2017, Third Amendment dated effective October 26, 2017 and Fourth Amendment dated effective October 11, 2022 (collectively, the “License Agreement”) under which the Parties have been collaborating on the development and commercialization of cabozantinib;

WHEREAS, the Parties held a financial audit;

WHEREAS, Licensee discovered that Exelixis has, on occasion, 53 weeks in its fiscal year, that Exelixis’ fiscal year does not align with a Calendar Year, and that Exelixis tracks FTE utilization by percentage effort rather than by hours;
WHEREAS, on May 9, 2023, Licensee notified Exelixis that Licensee elected to cease reimbursing Exelixis for the costs and expenses incurred with respect to preparation, filing, prosecution, and maintenance of certain Exelixis Patents (as defined in the License Agreement);

WHEREAS, pursuant to Section 11.2(a)(i) of the License Agreement, such Patents (as defined in the License Agreement) shall cease to be Exelixis Patents, and shall no longer be subject to the licenses and other rights granted by Exelixis to Licensee, under the License Agreement; and

WHEREAS, the Parties now mutually desire to enter into this Fifth Amendment to update certain definitions and the list of Exelixis Patents under the License Agreement, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.DEFINITIONS

1.1.Unless otherwise defined in this Fifth Amendment, all capitalized terms have the meaning as defined in the License Agreement.

1.2.Section 1.28 of the License Agreement is hereby deleted in its entirety and replaced to read as follows:

1.28 “Exelixis Patents” means all Patents in the Licensee Territory that Exelixis Controls as of the Effective Date or during the Term (including any Joint Patents) that would be infringed, absent a license or other right to practice granted under such Patents, by the Development, use, importation, offer for sale or sale of any Compound or Product in the Field in the Licensee Territory (considering patent applications to be issued with the then-pending claims and considering Joint Patents as if owned solely by Exelixis), but excluding those Patents set forth in Exhibit B-2. The Exelixis Patents existing as of the Fifth Amendment Effective Date are set forth in Exhibit B-1.”

1.3.“FTE” Definition. Section 1.38 of the License Agreement is hereby deleted in its entirety and replaced to read as follows:

“1.38     “FTE” means the equivalent of full-time individual’s work, performed by one or more individuals, in an Exelixis fiscal year (which fiscal year is, in most years, 52 weeks exactly consisting of [ * ] working hours [ * ].”

1.4.“FTE Rate” Definition. Section 1.39 of the License Agreement is hereby deleted in its entirety and replaced to read as follows:

“1.39 “FTE Rate” means an initial rate of (a) with respect to Exelixis’ personnel, [ * ] per FTE per 52-week Exelixis Fiscal Year and (b) with respect to Licensee’s personnel, [ * ], which rate shall apply through December 31, 2016. Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) (i) with respect to Exelixis, in the Consumer Price Index for All Urban Consumers for the U.S., as published by the U.S. Department of Labor, Bureau of Labor Statistics (“CPI”), and (ii) with respect to Licensee, in the French consumer price index as published by the French National Institute of Statistics and Economic Studies (“INSEE”) available at insee.fr (both changes based on the change in the CPI from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate). [ * ]”
1.5.“Net Sales” Definition. Section 1.58 of the License Agreement is hereby deleted in its entirety and replaced to read as follows:

“1.58 “Net Sales” means, with respect to any Product, the gross amounts invoiced for sales or other dispositions of such Product by or on behalf of Licensee and its Affiliates and Sublicensees to Third Parties, less the following deductions to the extent included in the gross invoiced sales price for such Product or otherwise directly paid or incurred by Licensee or its Affiliates or Sublicensees, as applicable, with respect to the sale or other disposition of such Product:

(a)normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product (provided that such discounts are not applied disproportionately to such Product when compared to the other products of Licensee or its Affiliate or Sublicensee, as applicable);

(b)credits or allowances given or made for rejection or return of previously sold Products or for retroactive price reductions and billing errors;

(c)rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national,
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

state/provincial, local, and other governments, their agencies and purchasers and reimbursors, or to trade customers;

(d)[ * ] costs of freight, carrier insurance, and other transportation charges directly related to the distribution of such Product. [ * ]; and

(e)taxes, duties or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) directly levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds.

Upon any sale or other disposition of any Product that should be included within Net Sales for any consideration other than exclusively monetary consideration on bona fide arms’- length terms, then for purposes of calculating Net Sales under this Agreement, such Product shall be deemed to be sold exclusively for money at the average sales price of the relevant Product in arm's length transactions during the applicable reporting period generally achieved for such Product in the country in which such sale or other disposition occurred when such Product is sold alone and not with other products (average sales price to be measured as the aggregate Product Net Sales divided by the aggregate number of units sold in such country).

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sales of a Product between Licensee and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to a Third Party shall be included within the computation of Net Sales.

The supply of Product as samples, for use in non-clinical or clinical trials, or for use in any test or studies reasonably necessary to comply with any applicable laws, rules, or regulations or as is otherwise normal and customary in the industry shall not be included in the computation of Net Sales, so long as Licensee, its Affiliates, and Sublicensees do not receive payment for such Product in excess of the Cost of Goods of such Product.”

2.GENERAL PROVISIONS

2.1.Retroactive Effect of Amendment.

(a)     FTE calculation. The Parties agree that the FTE Rate will be calculated in accordance with Section 1.39 as revised herein with respect to all Development Costs incurred on or after [ * ].

(b)     [ * ] Sub-paragraph (d) of Section 1.58 (Net Sales). The Parties agree that the Net Sales will be calculated in accordance with Section 1.58 as revised herein with respect to all sales for the Products in the Licensee Territory made on or after [ * ]. In the event of overpayment or underpayment by Ipsen of royalties to Exelixis on the Net Sales of the Products sold in the Licensee Territory for the Calendar Years [ * ] due to subparagraph (d) of Section 1.58, the Parties hereby agree that any remaining balance due by or owed to Ipsen shall be debited or credited to Ipsen, as applicable pursuant to payment terms to be mutually agreed by the Parties in writing.

2.2. Exhibit B. For clarity, references to “Exhibit B” in the License Agreement shall mean Exhibit B-1.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

2.3. Effect of Amendment. Except as expressly modified herein, all terms and conditions set forth in the License Agreement, as in effect on the Fifth Amendment Effective Date, shall remain in full force and effect.

2.4. Entire Agreement. The License Agreement as modified by this Fifth Amendment is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to its subject matter. They supersede all prior and contemporaneous agreements and communications, whether written or oral, of the Parties regarding this subject matter.

2.5. Severability. If, for any reason, any part of this Fifth Amendment is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Fifth Amendment. All remaining portions shall remain in full force and effect as if the original Fifth Amendment had been executed without the invalidated, unenforceable, or illegal part.

2.6. Counterparts; Electronic Signatures. This Fifth Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Fifth Amendment may be executed and delivered electronically and upon such delivery such electronic signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, the Parties hereto have caused this Fifth Amendment to be executed and entered into by their duly authorized representatives as of the Fifth Amendment Effective Date.

EXELIXIS, INC. By: /s/ Jeffrey Hessekiel Name: Jeffrey Hessekiel Title: EVP & General Counsel	IPSEN PHARMA S.A.S By: /s/ Francois Garnier Name: Francois Garnier Title: EVP General Counsel

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B-1
LIST OF EXELIXIS PATENTS AS OF THE FIFTH AMENDMENT EFFECTIVE DATE

{redacted Exhibit B-1 content comprises approximately 28 pages}
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B-2
LIST OF EXCLUDED PATENTS

{redacted Exhibit B-2 content comprises approximately 12 pages}
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.